Exhibit 99.1

Senetek PLC in Improved Note and Warrant Restructuring

New Deal Reduces Debt to $3.3 Million, Retains Current Interest Rate and Equity Conversion Feature, and Limits Warrants to be Repriced

NAPA, Calif., August, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced a new agreement with the holders of its outstanding $4.9 million of senior secured notes and 6.3 million series A and B warrants and cancellation of the preliminary agreement announced April 6, 2004.

Under the cancelled agreement, principal payments on the notes due in April 2004, 2005 and 2006 were to be deferred until the notes’ final maturity in April 2007, an interest rate increase from 8.5% to 9.75% scheduled for April 1, 2004 was to be eliminated, the principal amount of the notes was to become exchangeable, at the election of the holders of the notes, for Senetek ordinary shares at a fixed exchange value of $0.80 per share, the warrants were to be extended to March 2011, and all 6.3 million warrants were to become exercisable at a reduced price of $0.50 per share as the related notes were exchanged for stock or paid.

The new agreement provides for a $1.6 million principal prepayment, with no further principal payments due until the notes’ final maturity in April 2007, and otherwise follows the terms of the canceled agreement except that only 2.65 million series B warrants out of the 6.3 million total series A and B warrants will become exercisable at the reduced price of $0.50 per share in connection with exchanges or payment of the notes. The prepayment together with elimination of the scheduled interest rate increase will result in approximately $175,000 in annual cash savings. The $1.6 million principal payment will reduce the potential number of shares issuable in exchange for notes from 6.1 million to 4.1 million, in addition to the reduction from 6.3 million to 2.65 million in the number of shares issuable under repriced outstanding warrants.

Senetek has agreed to register with the Securities and Exchange Commission the 4.1 million shares issuable in exchange for the notes. Beginning in the third quarter of 2004, the Company expects to incur non-cash expense associated with the estimated fair value of the right granted to the note holders to exchange their notes for shares and the modifications to the series B warrants.

The Senetek ordinary shares which may be received in exchange for senior secured notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced uniformly positive results from its long-term laboratory study of Zeatin, a patented, naturally occurring analogue of Kinetin, and announced plans to promptly begin pre-clinical testing of this new compound. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply successful pre-clinical and clinical trials of Zeatin and its future commercial potential, and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.